EXHIBIT 99.1

NEWS RELEASE

For Release on November 8, 2013	Contact: Steven D. Lance
4:00 PM (ET)	Vice President of Finance/Chief Financial Officer
slance@gigatronics.com
(925) 302-1056

Giga-tronics Reports Second Quarter FY 2014 Results

San Ramon, CA – November 8, 2013 – Giga-tronics Incorporated (Nasdaq:GIGA) reported today net sales of $4.0 million for the second quarter of fiscal 2014, representing two consecutive quarters of increased sales when compared to net sales of $3.0 million in the first quarter of fiscal 2014, and $2.8 million in the fourth quarter of fiscal 2013. The increases in net sales were primarily due to the Microsource business unit’s fulfilling scheduled product shipments associated with long-term contracts from a large aerospace company. Scheduled shipments under these contracts vary from quarter to quarter and the company anticipates lower Microsource revenues for the remainder of fiscal 2014.

Net sales for the six month period ended September 28, 2013 were $7.0 million compared to $7.5 million for the six month period ended in September 29, 2012. The decrease in net sales was primarily due to the Giga-tronics division fulfilling a large order associated with the legacy SCPM switch product in the first half of fiscal 2013. The SCPM product line was then sold to Teradyne in the first month of fiscal 2014.

Gross margin for the second quarter of fiscal 2014 was $1.3 million, representing two consecutive quarters of increased gross margin when compared to gross margin of $1.1 million in the first quarter of fiscal 2014, and $1.0 million in the fourth quarter of fiscal 2013. The increases in gross margin were primarily due to the increase in higher margin sales from the Microsource business unit.

Gross margin for the six month period ended September 28, 2013 was $2.4 million compared to $2.9 million for the six month period ended September 29, 2012. The decrease in gross margin was primarily due to the Giga-tronics division having consistent fixed factory overhead costs, but lower sales in the first half of fiscal 2014 compared to the first half of fiscal 2013.

Gross margin percentages were 33% for the second quarter of fiscal 2014, 37% for the first quarter of fiscal 2014, and 35% for the fourth quarter of fiscal 2013. Gross margin percentages were 35% for the six month period ended September 28, 2013, and 39% for the six month period ended September 29, 2012. The fluctuations in gross margin are due to the product mix of Giga-tronics division sales.

Net loss for both the second quarter of fiscal 2014 and 2013 was $1.1 million, or $0.21 per fully diluted share. Net loss for both the six month period ended September 28, 2013 and September 29, 2012 were $1.8 million, or $0.35 per fully diluted share.

The Company is currently spending approximately $1.0 million to $1.1 million in research and development per quarter. The majority of these expenses are associated with the development of the new product platform that is forecasted to start shipping in the fourth quarter of fiscal 2014. Expenses associated with the development of the new product platform including preparations for its manufacturing have significantly contributed to the losses thus far in fiscal 2014 and all of fiscal 2013. Additionally, during fiscal 2014, the Company has experienced delays in the development of this product. If the completion of the product development is delayed further beyond fiscal 2014, the Company would need to reduce expenses in order to offset the loss of forecasted revenue.

During the quarter ended September 28, 2013 Giga-tronics received initial orders of $330,000 from a large aerospace company associated with its new product platform for which shipments are expected to occur in the fourth quarter of fiscal 2014, $733,000 for design services and a production bid from the same aerospace company associated with the Microsource radar filters for a military aircraft, and $476,000 for a new Switch product from a large defense contractor that we expect to start shipping next fiscal year.

Mr. John Regazzi, the Company's CEO stated, "I'm pleased to see the two consecutive quarters of increased net sales and gross margins, due in large part to the continued progress we are making with Microsourse's long term aerospace contracts.”

Mr. Regazzi concluded, "After the substantial investment we have made in developing our new product platform, it is exciting to see tangible market acceptance with the initial order received. We believe the success of our new product platform is essential for the Company to achieve future top line growth and ultimately profitability."

Giga-tronics will host a conference call today at 4:30 p.m. ET to discuss the second quarter results. To participate in the call, dial (888) 424-8151 or (847) 585-4422, and enter PIN Code 9178731#. The call will also be broadcast over the internet at www.gigatronics.com under "Investor Relations." The conference call discussion reflects management's views as of November 8, 2013.

Giga-tronics is a publicly held company, traded on the NASDAQ Capital Market under the symbol "GIGA". Giga-tronics produces instruments, subsystems and sophisticated microwave components that have broad applications in defense electronics, aeronautics and wireless telecommunications.

This press release contains forward-looking statements concerning profitability, development of products, future growth, shareholder value, backlog and shipments. Actual results may differ significantly due to risks and uncertainties, such as future orders, cancellations or deferrals, disputes over performance, availability of capital and capital resources, the ability to collect receivables and general market conditions. For further discussion, see Giga-tronics' most recent annual report on Form 10-K for the fiscal year ended March 30, 2013, Part I, under the heading "Risk Factors" and Part II, under the heading "Management's Discussion and Analysis of Financial Condition and Results of Operations".

GIGA-TRONICS INCORPORATED

CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(In thousands except share data)	September 28, 2013	March 30, 2013
Assets
Current assets:
Cash and cash-equivalents	$396	$1,882
Trade accounts receivable, net of allowance
of $60 and $35, respectively	1,962	1,666
Inventories, net	3,653	4,560
Prepaid expenses and other current assets	481	501
Total current assets	6,492	8,609
Property and equipment, net	904	751
Total assets	$7,396	$9,360
Liabilities and shareholders' equity
Current liabilities:
Line of credit	$-	$577
Accounts payable	1,051	788
Accrued payroll and benefits	936	1,047
Deferred revenue	1,165	2,278
Deferred rent	93	81
Capital lease obligations	82	66
Other current liabilities	405	505
Total current liabilities	3,732	5,342
Long term obligation - line of credit	595	280
Long term obligations - deferred rent	292	341
Long term obligations - capital lease	82	89
Total liabilities	4,701	6,052
Commitments and contingencies	-	-
Shareholders' equity:
Convertible preferred stock of no par value;
Authorized - 1,000,000 shares
Series A - designated 250,000 shares; 0 shares at September 28, 2013
and March 30, 2013 issued and outstanding	-	-
Series B - designated 10,000 shares; 9,997 shares at September 28, 2013 and March 30, 2013 issued and outstanding;
(liquidation preference of $2,309)	1,997	1,997
Series C - designated 3,500 shares; 3,425.65 shares at September 28, 2013 and March 30, 2013 issued and outstanding;
(liquidation preference of $500)	457	457
Series D - designated 6,000 shares; 5,111.86 shares at September 28, 2013 and no shares March 30, 2013 issued and outstanding;
(liquidation preference of $858)	457	-
Common stock of no par value;
Authorized - 40,000,000 shares; 5,181,247 shares at September 28, 2013
and 5,079,747 at March 30, 2013 issued and outstanding	16,058	15,132
Accumulated deficit	(16,274)	(14,278)
Total shareholders' equity	2,695	3,308
Total liabilities and shareholders' equity	$7,396	$9,360

GIGA-TRONICS INCORPORATED
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
	Three Month Periods Ended
	September 28,	June 29,	March 30,
(In thousands except per share data)	2013	2013	2013
Net sales	$3,950	$3,037	$2,778
Cost of sales	2,629	1,913	1,818
Gross margin	1,321	1,124	960

Operating expenses:
Engineering	955	1,106	1,123
Selling, general and administrative	1,295	1,313	1,273
Restructuring	129	195	135
Total operating expenses	2,379	2,614	2,531

Operating loss	(1,058)	(1,490)	(1,571)

Gain on sale of product line	-	816	-
Other income	-	8	11
Interest expense, net	(19)	(13)	(10)
Loss before income taxes	(1,077)	(679)	(1,570)
Provision for income taxes	-	2	-
Net loss	$(1,077)	$(681)	$(1,570)

Loss per common share – basic	$(0.21)	$(0.13)	$(0.31)
Loss per common share – diluted	$(0.21)	$(0.13)	$(0.31)

Weighted average common shares used in per share calculation:
Basic	5,060	5,052	5,030
Diluted	5,060	5,052	5,030

GIGA-TRONICS INCORPORATED
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
	Three Month Periods Ended		Six Month Periods Ended
	September 28,	September 29,	September 28,	September 29,
(In thousands except per share data)	2013	2012	2013	2012
Net sales	$3,950	$3,405	$6,987	$7,463
Cost of sales	2,629	2,122	4,542	4,550
Gross margin	1,321	1,283	2,445	2,913

Operating expenses:
Engineering	955	1,047	2,061	1,980
Selling, general and administrative	1,295	1,206	2,609	2,516
Restructuring	129	92	324	184
Total operating expenses	2,379	2,345	4,994	4,680

Operating loss	(1,058)	(1,062)	(2,549)	(1,767)

Gain on sale of product line	-	-	816	-
Other income	-	-	8	-
Interest expense, net	(19)	(2)	(31)	(2)
Loss before income taxes	(1,077)	(1,064)	(1,756)	(1,769)
Provision for income taxes	-	-	2	2
Net loss	$(1,077)	$(1,064)	$(1,758)	$(1,771)

Loss per common share – basic	$(0.21)	$(0.21)	$(0.35)	$(0.35)
Loss per common share – diluted	$(0.21)	$(0.21)	$(0.35)	$(0.35)

Weighted average common shares used in per share calculation:
Basic	5,060	5,029	5,056	5,029
Diluted	5,060	5,029	5,056	5,029